Oppenheimer Rochester North Carolina Municipal Fund
N-SAR Exhibit – Item 77I

Oppenheimer Rochester North Carolina Municipal Fund (the “Registrant”), a Delaware statutory trust, was formerly organized as Oppenheimer Rochester North Carolina Municipal Fund, a Massachusetts business trust.  “Appendix J – Summary Comparison of Governing Documents and State Law,” which describes the general effect of the conversion to a Delaware statutory trust on the rights of all shareholders, is included in the Definitive Proxy Statement of the Registrant on Schedule 14A filed with the Securities and Exchange Commission on April 11, 2013 (Accession Number 0000728889-13-000623) and is hereby incorporated by reference in response to Item 77I of the Registrant’s Form N-SAR.